Exhibit 10.5

STANDARD TERMS & CONDITIONS

These standard terms & conditions apply to agreements for the purchase of debts provided by HSBC Invoice Finance (UK) Limited ("HIF"). They form part of the agreement between the Client and HIF, which refers to them.

1.	TERM OF THE AGREEMENT

The Agreement begins on the Commencement Date and continues for the Minimum Period and afterwards until ended by either party giving written notice at any time following expiry of the Minimum Period, of not less than the Notice Period.

2.	NOTIFICATION

The Client will Notify all Existing Debts on the Commencement Date and will then Notify Debts at least every 7 days or as otherwise agreed with HIF.

3.	PURCHASE PRICE

3.1	If the Agreement states that the Client has Finance and it has not been withdrawn, HIF will, subject to Availability and on request from the Client, pay Prepayments for Eligible Debts and the balance of the purchase price of each Debt (after deduction of any Prepayment) by allowing the Client to make a withdrawal from a Current Account.

3.2	If the Client does not have Credit Protection, the purchase price of each Debt is the amount received by HIF in discharge of the Debt less accrued Discounting Charge applicable to the Debt and Conversion Costs.

3.3	If the Client has Credit Protection, the purchase price of each Debt is the amount received by HIF in discharge of the Debt and/or any amount credited to the Client under Condition 11.6, less accrued Discounting Charge applicable to the Debt and Conversion Costs.

4.	FUNDING LIMITS

4.1	HIF may establish Funding Limits at HIF's discretion. HIF may immediately increase, reduce or cancel any Funding Limit by notice to the Client. The Automatic Funding Limits do not apply to any Customer which HIF deems ineligible for a Funding Limit.

4.2	HIF will provide an Automatic Funding Limit for an existing or a new Customer in the amount specified in the Agreement, provided that neither the Client nor HIF is aware of any adverse information in respect of that Customer, reasonable enquiries having been made by the Client.

4.3	If a Funding Limit is lower than the Automatic Funding Limit, the Funding Limit will apply.

4.4	Debts first due for payment will be the first Debts to be included within a Funding Limit.

4.5	HIF may determine the value of the Retention from time to time.

5.	COVENANTS

5.1	The Client covenants that:

(a)	on the Testing Day, Debt Turn will not exceed the Debt Turn Covenant;

(b)	on the Testing Day, the aggregate value of Dilutions expressed as a percentage of Debts Notified during that the immediately preceding period of 60 days will not exceed the Dilution Percentage;

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(c)	on the Testing Day, the aggregate value of Disputed Debts expressed as a percentage of outstanding Debts will not exceed the Dispute Percentage; and

(d)	Tangible Net Worth will not be less than the Tangible Net Worth Covenant.

5.2	In addition to any other remedies HIF may have under the Agreement, HIF may reduce the Prepayment Percentage on the Testing Day by the Reduction Percentage for each day that Debt Turn exceeds the Debt Turn Covenant and for each per cent (or part thereof) the aggregate of Dilutions exceeds the Dilution Percentage.

6.	NON-NOTIFIABLE DEBTS

Notwithstanding any other term of the Agreement:

6.1	HIF is not obliged to make any Prepayment in respect of any Non-Notifiable Debt;

6.2	the provisions of Condition 13 (Trust) do not apply to Non-Notifiable Debts;

6.3	HIF will only manage sales ledgers in relation to Non-Notifiable Debts if HIF wishes to do so;

6.4	the Client may retain (as a payment against the purchase price of the Debt) any Remittance relating to a Non-Notifiable Debt unless HIF had told the Client to Notify the Debt prior to receipt of the Remittance;

6.5	the Client will not Notify HIF of any Non-Notifiable Debt until HIF tells the Client to do so, at which time the Client will hold the Non-Notifiable Debts and their proceeds on trust for HIF and, upon HIF's request, collect such Non-Notifiable Debts as HIF may specify as agent for HIF; and

6.6	if HIF makes a Prepayment in relation to a Non-Notifiable Debt the Non-Notifiable Debt shall automatically be a Debt for the purposes of the Agreement and HIF may designate it as an Ineligible Debt.

7.	ACCOUNTS

7.1	HIF will operate a Current Account and a Discounting Account and any other accounts HIF deems appropriate.

7.2	HIF will credit a Current Account with the purchase price of Debts, which for administrative convenience will be their Notified value, and any necessary adjustments will be made by HIF later on.

7.3	HIF will credit the Discounting Allowance to a Current Account and Discounting Account and debit the Discounting Charge to a Current Account and Discounting Account. No Discounting Allowance will be credited if the Base Rate means that the Discounting Allowance would be zero or less. For administrative convenience, the Discounting Allowance and the Discounting Charge will be applied to the relevant account on the last working day of the calendar month in which they accrued.

7.4	Any payment made by HIF to the Client will be debited to a Current Account and Discounting Account:

(a)	if the payment is made into an account held with the Bank and is not for same-day value, two working days after the date on which HIF instructs its bankers to effect the transfer; or

(b)	in respect of all other payments, on the date that HIF instructs its bankers to effect the transfer.

7.5	Remittances received by HIF will be credited to a Discounting Account at the following times:

(a)	cheques capable of routine collection through the Automated Clearing System, subject to being honoured on first presentation, two working days following the date on which the Remittance is received by HIF or, if post-dated, the date of its presentation for payment;

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(b)	cheques which are not capable of routine collection through the Automated Clearing System, within 1 working day of the date on which HIF receives notice that the Remittance has been cleared for value;

(c)	payments by electronic transfer, the date on which HIF is given value by the Bank; and

(d)	any other form of payment, or if HIF is prevented from carrying out HIF's normal procedures for handling Remittances for any reason, the date on which HIF receives notice that the relevant Remittance has been cleared for value.

7.6	If any cheque sent to a clearing system is returned after HIF has given value for the Remittance, the value of the Remittance will be debited to a Discounting Account.

7.7	Each calendar month, HIF will provide the Client with statements of each Current Account and Discounting Account. Certificates signed by an official of HIF as to Liabilities are conclusive, except in the case of obvious error or on any question of law.

7.8	HIF may (a) allocate Remittances and credit notes as HIF deems appropriate (which will for the avoidance of doubt be against Credit Protected Debts before Unprotected Debts) and (b) pay Customers credit balances on their accounts and (c) convert any sum to a Prepayment Currency at the Spot Rate of Exchange.

8.	CURRENCIES

8.1	If the Client has Credit Management:

(a)	Debts must be Notified in the currency for payment specified on the Invoice;

(b)	payments of the purchase price of Debts will be made in the currency for payment specified on the Invoice where such currency is also a Prepayment Currency. In all other cases those payments will be made in sterling;

(c)	where Prepayments are to be made in sterling and not the currency for payment specified on the Invoice, Debts will be converted at the Spot Rate of Exchange on the date of Notification.

8.2	If the Client does not have Credit Management:

(a)	Debts must be Notified in the currency for payment specified on the Invoice unless such currency is not a Prepayment Currency, in which case the Notification must be made in sterling following conversion at the Client's Exchange Rate;

(b)	payments of the purchase price of Debts will be made in the Prepayment Currency in which Debts are Notified.

8.3	Where relevant, to calculate:

(a)	a purchase price of a Debt, a Remittance or Credit Protection Payment conversion will be at the Spot Rate of Exchange when it is credited to a Discounting Account; and

(b)	a Repurchase Price, Debts will be converted at the Spot Rate of Exchange when HIF exercises Recourse.

8.4	All gains and losses resulting from fluctuations in exchange rates will be for the Client's account.

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9.	IIF

9.1	The Client agrees to the IIF Applicable Rules and Terms published by HIF from time to time.

9.2	If the Client does not have Credit Management by the 15th day of each calendar month (or such other day as HIF may determine) the Client will provide the following in a form approved by HIF, together with any other information that HIF may require:

(a)	an aged analysis of all unpaid Notified Debts by reference to each Customer; and

(b)	the Client's sales ledger control account,

in each case made up to the last day of the preceding calendar month.

10.	FEES AND CHARGES

10.1	The Client will pay the fees and charges detailed in the Agreement.

10.2	The Arrangement Fee is payable on or around the Commencement Date and is charged to the Client to set up the arrangements described in the Agreement.

10.3	The Facility Review Fee is payable on each anniversary of the Commencement Date and is charged to the Client for HIF undertaking an annual review of the facilities which HIF provides to the Client.

10.4	The Client will pay the Service Charge in the applicable Prepayment Currency. The Service Charge is payable for HIF providing IIF, administering the Client's Current Account and Discounting Account, calculating Availability, establishing Funding Limits and Credit Protection Limits, managing the Clients facilities, providing Credit Management (where that Product has been selected) and providing reports and conducting routine audits. If the Service Charge is calculated as a percentage of the value of Notified Debts, HIF may increase the amount of Service Charge payable at any time to ensure that the minimum annual Service Charge payment is made.

10.5	Unless expressly provided to the contrary in the Agreement, the Client will pay all bank commissions incurred by HIF for which HIF considers it to be liable in maintaining any Collection Account, collecting Remittances and any taxes incurred, and the costs of any action taken under or in relation to the Agreement.

10.6	If HIF agrees to a request from the Client to terminate the Agreement within the Minimum Period or Notice Period (without any obligation upon HIF to do so), HIF will be entitled to the charges and/or fees that would have been payable to HIF had the Minimum Period or Notice Period been served, and those charges and/or fees include:

(a)	any Service Charge which, if expressed as a percentage of Notified Debts, shall be calculated by reference to the average monthly turnover of Notified Debts for the 12 full calendar months before termination or, otherwise, for each full calendar month that the Agreement has been in operation; and

(b)	Discounting Margin calculated at a daily rate based on the average balance on each Discounting Account over the 12 full calendar months before termination or, otherwise, the average balance on the Discounting Account for each full calendar month that the Agreement has been in operation.

10.7	If the Client fails to make payment of any credit insurance premium by its due date for payment or fails to produce any premium receipt to HIF on demand, HIF may at the Client's expense make any such payment to the relevant insurer, or effect or renew such credit insurance policy as HIF may consider necessary, and any sums paid by HIF in this regard will be debited to a Current Account and Discounting Account until repaid promptly by the Client upon HIF's request, together with the Discounting Charge accrued at two percentage points above the then applicable Discounting Margin.

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10.8	If in the opinion of HIF there has been a material deterioration in the Client's financial condition or operating performance, HIF may charge the Client a monthly monitoring fee for additional work undertaken by HIF monitoring and reviewing the Client and its ledgers.

10.9	Unless HIF advises otherwise, VAT will be payable by the Client on all fees and charges payable to HIF under or in connection with the Agreement other than the Discounting Charge.

11.	CREDIT PROTECTION

If the Client has Credit Protection (which is only available in conjunction with at least one other product provided by HIF):

11.1	HIF will provide an Automatic Credit Protection Limit for an existing or a new Customer domiciled in the United Kingdom, Ireland, the Isle of Man and the Channel Islands in the amount specified in the Agreement, provided that neither the Client nor HIF is aware of any adverse information in respect of that Customer, reasonable enquiries having been made by the Client.

11.2	HIF may, at HIF's discretion, establish a Credit Protection Limit following a request by the Client. If a Credit Protection Limit is lower than the Automatic Credit Protection Limit, the Credit Protection Limit will apply.

11.3	HIF may, by notice to the Client, increase, reduce or cancel a Credit Protection Limit with immediate effect, but the reduction or cancellation of a Credit Protection Limit will be without prejudice to existing Credit Protected Debts.

11.4	A Debt will not be a Credit Protected Debt if:

(a)	its Notification causes the Credit Protection Limit to be exceeded (and for the purpose of determining the Debts which are Credit Protected, the Debts due from the relevant Customer will be taken in the order they become due for payment); or

(b)	the Client is in breach of any warranty or undertaking relating to it; or

(c)	it is in respect of interest; or

(d)	it is within First Loss; or

(e)	it is an Existing Debt which is 60 days or more past Due Date; or

(f)	payment does not arise due to Force Majeure; or

(g)	the Client has failed to comply with its obligations under Condition 11.5; or

(h)	it is outstanding on the Termination Date (even if previously a Credit Protected Debt and a Credit Protection Payment has been made by HIF to the Client); or

(i)	it is that part of the Debt applicable to VAT; or

(j)	it has been created on payment terms not approved by HIF in writing or otherwise agreed by HIF in writing.

11.5	This Condition is applicable if the Client does not have Credit Management.

If a Credit Protected Debt remains unpaid on the earliest of (i) 60 days past Due Date (ii) 120 days from the date of the Invoice and (iii) such other time as HIF may specify in writing, the Client will:

(a)	within 7 days notify the relevant Customer that all its Debts have been assigned to HIF; and

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(b)	within 15 days submit to HIF instructions to collect in the form determined by HIF and provide HIF with all records (in whatever form) relating to its attempted collection of the Debt, such evidence as is required by HIF of the Client's performance of the Contract of Sale and any other information HIF may require, and if, for any reason, the Client fails to comply with these obligations, all Credit Protected Debts of the relevant Customer will automatically become Unprotected Debts with immediate effect.

11.6	If a Credit Protected Debt:

(a)	other than an Existing Debt, remains unpaid 120 days past Due Date, or such other period as HIF may determine and notify to the Client; or

(b)	is payable by a Customer which HIF is advised is Insolvent,

HIF will credit the relevant Discounting Account with a sum equal to the Credit Protected Debt less VAT if applicable, provided that the Client:

(i)	is in compliance with its obligations under the Agreement; and

(ii)	has kept HIF apprised of all information which HIF might reasonably be expected to require concerning non-payment of the Credit Protected Debt.

11.7	If a Credit Protected Debt is later determined by HIF to be an Unprotected Debt, any credit to a Discounting Account will be reversed by HIF.

11.8	The Client may not, without HIF's prior written consent, contract on any terms (including cash payment or proforma terms) with a Customer (or any successor business of the Customer) if a Credit Protected Debt applicable to that Customer remains outstanding 120 days past Due Date, until the Credit Protected Debt is fully discharged.

11.9	If the VAT Bad Debt Scheme applies to a Credit Protected Debt, HIF will reassign the Debt and/or prove in the Customer's Insolvency Proceedings in the Client's name.

11.10	Any dividend received by the Client following the Customer becoming Insolvent will be allocated between HIF and the Client pro rata to the value of Credit Protected Debts and Unprotected Debts owing by the Customer at the date the Customer became Insolvent.

11.11	The aggregate value of all costs incurred in relation to the collection of Debts which have not been recovered from the Customer upon HIF concluding its collection activity will, in respect of those Debts, be allocated between HIF and the Client pro rata to the value of Credit Protected Debts and Unprotected Debts.

11.12	For the avoidance of doubt, any Debts that are outside the Credit Protection Limit specified for the relevant Customer, including those within the Funding Limit (if a Funding Limit has been agreed), will be treated as Unprotected Debts.

12.	CREDIT MANAGEMENT

12.1	HIF will provide Credit Management if:

(a)	the Agreement confirms that this product is to be provided; or

(b)	the Client's agency to collect Debts has been terminated.

12.2	If the Client has Credit Management:

(a)	HIF will collect Debts and manage the Client's sales ledger accounts in such manner and upon such terms as it may in its absolute discretion think fit;

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(b)	the Client will ensure that notice of assignment of each Debt is given to each Customer in any way HIF requests; and

(c)	the Client will provide HIF with all information HIF may require to enable it to provide Credit Management.

13.	TRUST

13.1	Immediately on receiving a Remittance the Client will deliver the original Remittance to HIF or pay it to a Collection Account.

13.2	Before delivery of a Remittance to HIF, the Client will hold it on trust for HIF and separately from the Client's own monies.

13.3	The Client will hold on trust for HIF any Debt and its proceeds which fails to be transferred effectively to HIF.

14.	COLLECTION OF DEBTS

14.1	If the Client does not have Credit Management, the Client is appointed as HIF's agent for the collection of Debts and it will, at the Client's expense, collect and enforce payment of all Debts.

14.2	HIF may at any time give the Client notice to terminate its agency to collect all or any Debts. After termination of the agency the Client will not claim to be or otherwise hold itself out as being HIF's agent for any purpose.

14.3	HIF and not the Client has the sole right to enforce payment of and collect any Debt, so long as HIF is the owner of it, and to compromise any Debt and to institute, defend or compromise proceedings relating to any such Debt in such manner and on such terms as it may in its absolute discretion think fit.

14.4	The Client will provide HIF with all assistance and co-operation that HIF may require to enable HIF to collect, settle and enforce payment of Debts.

15.	RETURNED GOODS

15.1	All Returned Goods belong to HIF and may be dealt with as HIF deems appropriate. The proceeds arising from such dealings will be treated as Remittances.

15.2	HIF may take possession of Returned Goods at any time by (if necessary) entering premises under the Client's control.

15.3	All Returned Goods will be (a) notified to HIF, marked with HIF's name as owner and, upon request, delivered to HIF or as HIF directs and (b) kept separate from the Client's assets.

15.4	This Condition 15 does not affect HIF's rights resulting from any breach of Condition 16 (Warranties).

16.	WARRANTIES

16.1	The Client warrants that (a) it has disclosed and will disclose to HIF every fact which might influence HIF's decision to enter into or continue the Agreement, purchase a Debt or to accept any person as a Guarantor and (b) all facts and information disclosed to HIF by the Client were true and accurate at the time provided.

16.2	The inclusion of a Debt in a Notification is a warranty by the Client to HIF that:

(a)	the goods or services have been Delivered and the Contract of Sale has been performed so that the Debt is an undisputed and enforceable payment obligation of the relevant Customer;

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(b)	the Debt is payable within the Standard Payment Terms or such other terms as agreed by HIF in writing;

(c)	the Debt is owned by the Client and not subject to any Security Interest in favour of a third party;

(d)	the Debt has not been previously Notified to HIF;

(e)	the Debt is not a Non-Notifiable Debt (unless HIF has told the Client to Notify the relevant Debt under Condition 6.5);

(f)	the relevant Customer is not Insolvent;

(g)	the Debt is payable in a Debtor Currency and without retention, set-off, deduction or counterclaim except for any prompt settlement discount not exceeding five per cent of the Notified value of the Debt or such other percentage confirmed by HIF in writing;

(h)	the Debt is freely assignable and is payable under a Contract of Sale governed by (i) English, Scots or Northern Irish law, provided that either the Client or the Customer is located in the jurisdiction whose law governs the contract or (ii) any other law approved by HIF in writing;

(i)	if a Customer is located outside the United Kingdom, Ireland, the Isle of Man and the Channel Islands, the relevant Contract of Sale includes the relevant Incoterms and is in writing;

(j)	the correct details of the Customer appear on documents evidencing the Debt;

(k)	all details contained in the Notification are correct and complete; and

(l)	the person signing or delivering the Notification has the authority to do so.

17.	UNDERTAKINGS

17.1	The Client undertakes to:

(a)	pay to HIF immediately on demand:

(i)	any debit balance on all or any of the Current Accounts plus all other Liabilities;

(ii)	any amount by which a Retention exceeds a Current Account credit balance at any time;

(iii)	any payment made to the Client in error;

(b)	immediately inform HIF of:

(i)	a change in the management, ownership or control of the Client or a Guarantor;

(ii)	a change to the Client's trading style or the Client adopting a new trading style;

(iii)	the Client, its Associate, a Guarantor or a Customer becoming Insolvent;

(iv)	any information it knows about a Customer which might adversely impact the recovery of a Debt, including but not limited to a dispute with a Customer or any change in a Customer's status, address or creditworthiness; and

(v)	a Customer claiming or being entitled to exercise any retention, set-off, deduction or counterclaim;

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(c)	immediately upon HIF's request (or such other time limit as HIF may specify):

(i)	provide the Debt Records, evidence of the performance of a Contract of Sale and any information (certified if required) relating to a Customer, the Client or their operations;

(ii)	procure that the Client's auditors report directly to HIF;

(iii)	do anything HIF requires to carry out the purposes of the Agreement;

(iv)	exercise any retention of title rights under a Contract of Sale;

(v)	not issue any credit note without HIF's prior approval;

(d)	maintain full accounting records consistently and in accordance with generally accepted accounting standards, and deliver them to HIF on request;

(e)	provide HIF with details (in a form acceptable to HIF) of all credit notes issued to Customers in the immediately following Notification and in any event within 7 days of the credit note being issued;

(f)	ensure that all Invoices and similar documents contain payment terms and, if applicable, the relevant Incoterm;

(g)	protect the Associated Rights and deliver them to HIF on request;

(h)	hold insurances appropriate to the Client's business;

(i)	pay all and any credit insurance premiums and provide evidence to HIF of any such payment immediately upon HIF's request;

(j)	comply with the User Guides, HIF's procedures relating to the Agreement and any request of HIF intended to preserve HIF's interest in Debts and/or mitigate any Liabilities, including signing additional documents, and allow any employee or agent of HIF to enter the Client's premises, to check Debt Records and to copy them, at the Client's expense;

(k)	comply with the Data Protection Act and allow HIF to fulfil its obligations set out in the Data Protection Statement;

(l)	at all times comply with all laws, regulations and practices relating to the protection of the environment from pollution relevant to the Client or its business, and notify HIF of any circumstances which may prevent full compliance in the future; and

(m)	endeavour to immediately resolve any dispute.

17.2	The Client undertakes that it will not, without HIF's prior written consent:

(a)	raise Invoices which state that payment must be made in any currency other than a Debtor Currency;

(b)	other than to HIF, grant any Security Interest which could affect the Debts or enter into any agreement for the financing of Debts or any other debt or allow any Associate of the Client to do the same;

(c)	subcontract to another person the performance of any of the Client's obligations to HIF;

(d)	disclose any information from HIF relating to Customers or the Agreement;

(e)	cancel or vary any terms of a Contract of Sale which have been approved by HIF;

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(f)	change the nature of the Client's business; or

(g)	create Debts in relation to goods or services which are Delivered over a period which exceeds 60 days or where payment is due or an Invoice is issued 6 Months or more after delivery or over a period longer than permitted by any currency exchange control or other applicable regulations.

17.3	Following a notice from HIF, the Client undertakes that it will not, without HIF's prior written consent, appoint any person as the Client's agent for the delivery of goods.

18.	TERMINATION EVENTS

HIF may immediately terminate the Agreement at any time after the happening of any of the following events:

18.1	a breach of a Finance Document or an agreement between HSBC and either the Client or an Associate of the Client;

18.2	a breach of any agreement, representation or undertaking, given by a third party, in reliance upon which HIF has entered into the Agreement or made any payment under it;

18.3	the Client's or a Guarantor's repayment obligation to a third party being declared due prior to its stated maturity date or if the Client or Guarantor does not pay it when due;

18.4	in the opinion of HIF a material deterioration in the Client's financial condition or operating performance;

18.5	a change, whether direct or indirect, in the Client's ownership, control or constitution without HIF's prior written consent and which HIF considers significant;

18.6	the Client, an Associate of the Client or a Guarantor becoming Insolvent;

18.7	the service of a notice to discontinue a Guarantee or the death of a Guarantor;

18.8	the termination of any waiver, consent or priority arrangement given in favour of HIF;

18.9	a change of the Client's or Guarantor's domicile to a country outside the country in which it was incorporated on the date of the Agreement;

18.10	any criminal conviction (other than for motoring offences) of the Client or any of its Senior Management or any Guarantor.

18.11	a Participating Member State which is a Client Jurisdiction ceases to be a Participating Member State and/or otherwise takes steps to redenominate payments in Euro into another substitute currency.

19.	RIGHTS FOLLOWING A TERMINATION EVENT

19.1	Following a Termination Event or HIF's reasonable belief that a Termination Event may have occurred or may occur, HIF may:

(a)	without notice reduce the Prepayment Percentage (including to zero) or increase the Retention on all or any Current Accounts;

(b)	withdraw all or any of the products selected in the Agreement;

(c)	demand repayment of any Prepayments made in respect of unpaid Debts;

(d)	withdraw or reduce any Limit (including to zero);

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(e)	designate all or any Debts as Ineligible Debts;

(f)	increase the Discounting Margin by 2 per cent;

(g)	to the extent not already debited to a Current Account, net off Liabilities against sums due by HIF to the Client and/or demand payment of any debit balance on all or any Discounting Accounts from the Client;

(h)	designate all Credit Protected Debts as Unprotected Debts;

(i)	terminate the Agreement;

(j)	withdraw the Clients' ability to use IIF; and

(k)	without notice apply Additional Retentions on all or any Current Accounts.

19.2	The Client's right to draw from any Current Account will be treated as ceasing immediately prior to any attachment or third party debt order against monies due by HIF to the Client.

19.3	At any time after the occurrence of a Termination Event other than a breach of the Agreement, or if the Client has been HIF's agent to collect Debts and that agency has terminated, the Client will pay to HIF an additional service charge to cover HIF's costs of managing the sales ledger and collecting Debts, of up to 10 per cent of (i) the value of unpaid Debts at the date of the occurrence of the Termination Event or termination of the agency (giving credit for any Service Charge previously charged on the unpaid Debts) and (ii) all Debts subsequently Notified to HIF.

19.4	At any time after a breach of the Agreement which HIF considers to be material, the Client will indemnify HIF for all additional costs incurred by HIF in consequence of the breach, including the additional costs of collecting Debts. HIF may estimate the amount of its claim and debit the relevant sum to a Current Account and Discounting Account at any time on or after the date of the occurrence of the breach of the Agreement. The Client agrees that a reasonable estimate of the anticipated costs will be equivalent to 10 per cent of the Notified value of unpaid Debts on the date HIF becomes aware that the material breach has occurred. If HIF's estimate exceeds the amount to which HIF is entitled under this indemnity, HIF will credit the excess to a Current Account and Discounting Account when the collection of all Debts has been completed.

20.	TERMINATION RIGHTS

The termination of the Agreement will not affect rights and obligations in respect of any Debts which were created before the Termination Date, including the accrual of the Discounting Charge and HIF's rights to set off monies or consolidate accounts. These rights and obligations will continue until all monies due under the Agreement have been paid.

21.	RECOURSE AND REASSIGNMENT

21.1	HIF may exercise Recourse in respect of (i) an Ineligible Debt or (ii) (save for any amount due to the Client under Condition 11.6) the balance of an unpaid Debt at any time, and in respect of all Debts on or following the occurrence of a Termination Event or the Termination Date.

21.2	When the Client has paid the Repurchase Price for any unpaid Debt, the relevant Debt will become the property of the Client.

21.3	When a Customer becomes an Excluded Customer, any Debts which become Excluded Debts are automatically reassigned to the Client by HIF. The Repurchase Price for those Excluded Debts will be debited to a Current Account.

22.	PAYMENTS AND SET-OFF

22.1	All payments to HIF must be made without set-off and without any deduction on account of any tax, duty or other charge, unless a deduction is required by law. If a deduction is required by law, the Client will increase the payment so that HIF receives the amount due to it before the deduction.

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22.2	HIF may set off any Liabilities against any amount owing by HIF to the Client or combine any accounts relating to the Client. HIF may exercise these rights, without prior notice, both before and after demand, and to do so may convert any amount in a different currency to sterling at the Spot Rate of Exchange.

23.	INDEMNITY

Unless expressly provided to the contrary in the Agreement, the Client indemnifies HIF against Liabilities incurred in relation to any Finance Document, including the costs of establishing title to and collecting Debts.

24.	COMMUNICATION WITH CUSTOMERS AND THIRD PARTIES

24.1	The Client authorises HIF to communicate with HSBC and the Client's Customers, Guarantors, credit insurers, bank, auditors, accountants and other professional advisers in relation to any Finance Document as HIF considers necessary.

24.2	While the Client is HIF's agent to collect Debts, any communication by HIF with Customers will be for the purpose of confirming that Notified Debts comply with the warranties and undertakings given by the Client in relation to those Debts or any other purpose authorised by the Client.

25.	PARTNERSHIPS AND SOLE TRADERS

Conditions 25.1 to 25.4 will apply if the Client is a partnership other than an LLP.

25.1	Under the Finance Documents, all undertakings and warranties to HIF are given by each partner, and the obligations of each partner to HIF are joint and several.

25.2	The Client represents that all of its partners signed the Agreement.

25.3	The Client will notify HIF in writing if any partner ceases to be a partner (Former Partner) or a new partner joins the partnership, and will sign additional documentation required by HIF and permit HIF, at the Client's expense, to effect, renew or vary any registration in the Register of Assignment of Book Debts. A Former Partner will have no obligation to HIF for matters occurring after the later of the date of retirement or the date HIF receives notice of retirement but will remain fully liable to HIF for all matters occurring prior to that date.

25.4	HIF may:

(a)	release or conclude an agreement with any partner(s), without affecting its rights against the others;

(b)	treat a notice or demand by (i) HIF, as a notice or demand given to all partners, and (ii) any partner, as a notice or demand given by all partners;

(c)	treat the Agreement as binding upon any executor, administrator or personal representative of any partner and upon any committee, receiver, trustee or other persons acting on behalf of any partner; and

(d)	account to the Client and/or exercise all rights of set-off against the Client, despite any change in the partnership.

25.5	If the Client is a sole trader it will seek HIF's consent before becoming a partnership and then permit HIF to effect, renew or vary any registration in the Register of Assignment of Book Debts, at the Client's expense.

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26.	CONNECTED CLIENTS

26.1	If the Agreement refers to Connected Clients the provisions of this Condition 26 shall apply.

26.2	The following definitions replace those in Condition 34:

Concentration Limit at any time, the maximum value of all outstanding Debts payable by a single Customer to all Connected Clients that HIF will consider to be Eligible Debts calculated by applying the Concentration Percentage to the aggregate value of all outstanding Eligible Debts of all Connected Clients

Facility Limit: the maximum aggregate value of Prepayments that the Connected Clients may take from HIF at any time, being the amount specified as such in each Connected Agreement.

26.3	After the Commencement Date HIF may in its discretion:

(a)	agree to enter into an agreement for the purchase of debts with a person and add that Associate as a Connected Client; and

(b)	agree to terminate an agreement for the purchase of debts with a Connected Client.

26.4	An Associate will become or cease to be a Connected Client on the date that HIF confirms the names of the Connected Clients to the Client and the other Connected Clients.

26.5	HIF may, at its discretion treat the occurrence of a Termination Event under a Connected Agreement as a Termination Event under the Agreement.

27.	SCOTTISH DEBTS

27.1	If the Client assigns Scottish Debts to HIF, the provisions of this Condition 27 shall apply.

27.2	The Client is constituted a trustee for HIF to hold all Scottish Debts in trust for HIF until:

(a)	HIF receives payment in full for the Scottish Debts or HIF completes its title to the Scottish Debts; or

(b)	HIF receives payment of other money or property relating to the Scottish Debts or completes title to that property.

27.3	HIF acknowledges intimation of the creation of the trust described above. If requested by HIF the Client will at its own expense give notice to any person of the trust and that any payment is to be made to HIF.

27.4	HIF may at any time require the Client, as trustee, or any other person who may have become trustee, to transfer to HIF absolutely the whole or any part of the property of the trust and to perform any other acts as HIF considers necessary to protect HIF's interests.

28.	SERVICE OF NOTICE

28.1	HIF may deliver a notice, in writing, in person or by post, fax or email, to the Client at:

(a)	the contact details last known to HIF; or

(b)	the Client's registered office,

or through IIF.

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28.2	A notice by HIF will be deemed given:

(a)	if delivered in person, at the time of delivery; or

(b)	if by post, on the day after posting; or

(c)	if by IIF or by fax or email, at the time of sending.

28.3	The Client must serve notice in writing to HIF's address which is detailed with its execution at the end of the Agreement or the address subsequently notified to the Client for this purpose.

29.	VARIATIONS

29.1	HIF may change any term of the Agreement. HIF will tell the Client when the change comes into effect.

29.2	Without affecting HIF's rights under Condition 20 (Termination rights), if any change under Condition 29.1 to the terms of the Schedule to the Agreement is to the Client's detriment, then HIF will give at least 30 days’ notice of the changes. At any time before the effective date of such change, the Client may give notice to terminate the Agreement of not less than the Notice Period and:

(a)	the proposed change to the Schedule will not take effect; and

(b)	if termination is within the Minimum Period, HIF will be entitled to the charges and/or fees described in Condition 10.6 that would have been payable had the Minimum Period been served.

29.3	If the Debtor Currencies and/or Prepayment Currencies include Euro, HIF may change any term of the Agreement that HIF considers to be necessary if at any time:

(a)	any currently Participating Member State ceases to be a Participating Member State; or

(b)	any currently Participating Member State takes steps to redenominate all or any monetary obligations in Euro into another substituted currency; or

(c)	the Euro ceases to exist as a currency.

HIF will tell the Client when such changes take effect but may make such changes immediately effective without any requirement for notice to be given under Condition 29.2 or otherwise. Such changes may include HIF’s right to substitute sterling or any other currency HIF deems necessary for the Euro.

30.	NOVATION AND ASSIGNMENT

30.1	The Client must not assign or delegate all or any of its rights, benefits or duties under the Agreement without HIF's prior written consent.

30.2	Subject to HIF agreeing an appropriate confidentiality undertaking with anyone outside HSBC, HIF may give to anyone any information about the Client or any Finance Document in connection with any proposed transfer of, or financial arrangement relating to, any Finance Document. HIF may allow another person to take over any of its rights and duties under any Finance Document. The Client will execute any documents HIF may require in this regard.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the remaining provisions will not in any way be affected or impaired.

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32.	OTHER

32.1	A reference to a person will be construed as a reference to any person, firm, company, state body or organisation (whether or not having separate legal personality).

32.2	A reference to a document is to the document as varied, restated, replaced or novated.

32.3	The singular includes the plural and vice versa.

32.4	A reference to a statute is to it as re-enacted, amended or replaced from time to time.

32.5	A reference to HIF or HSBC includes its successors.

32.6	HIF may rely on any signature, act or communication sent by a person purporting to be authorised to act on behalf of the Client even if that person lacked the relevant authority.

32.7	The definition of:

(a)	Agreed Customer is not used in the Agreement. It is a defined term because it may be cross referred to in ancillary documentation relating to the Client; and

(b)	Prepayment Currency is used for the purpose of effecting currency conversions only, where the Client does not draw Prepayments.

33.	LAW

33.1	The Agreement is governed by the law of the country referred to in the Schedule and the courts of that country will have exclusive jurisdiction to determine any dispute or claims relating to the Agreement or its formation (including non-contractual disputes or claims).

33.2	For the benefit of HIF, the Client irrevocably submits to the jurisdiction of the relevant courts and irrevocably agrees that a judgment in any proceedings in connection with the Agreement by those courts will be conclusive and binding on the Client and may be enforced against the Client in the courts of any other jurisdiction.

33.3	Where the Agreement is governed by Scots law the Client consents to registration of the Agreement and of any certificate issued under Condition 7.7 for execution.

34.	DEFINITIONS

Terms defined in the Agreement will have the meanings ascribed to those terms in the Agreement, its Schedule and these Standard Terms & Conditions.

Additional Retentions an amount equal to the aggregate value of (a) all and any payments that have fallen due and not been paid in respect of any Finance Document or any agreement between HSBC and the Client and (b) in respect of any Finance Document or any agreement between HSBC and the Client requiring periodic loan, hiring, leasing or other payments an amount equal to the next payment instalment falling due.

Agreed Customer has the same meaning as Customer

Agreement has the meaning given in the agreement for the purchase of debts which refers to these Standard Terms and Conditions

Associate has the meaning given to it in section 1152 Companies Act 2006 and section 184 Consumer Credit Act 1974

Associated Rights all rights relating to a Debt or Contract of Sale including (a) the Client's rights as an unpaid seller (b) title to Returned Goods (c) the benefit of insurances (d) all Remittances, Security Interests, bonds, guarantees and indemnities (e) accounting records (f) any Debt Records and (g) interest

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Availability the maximum aggregate amount available to be paid by HIF to the Client at any time, being any credit balance on a Current Account less the Retention, which does not exceed the Facility Limit

Bank HSBC Bank plc (company number 00014259)

Base Rate for sterling, the Bank's base rate, and for each other Prepayment Currency, the rate quoted to HIF, from time to time, by the Bank

Client's Exchange Rate on the date that a Debt is Notified, the rate quoted to the Client by its bankers for the exchange of the currency in which the Debt is Notified to another currency

Client Jurisdiction (i) the jurisdiction of incorporation of the Client, (ii) the jurisdiction of the centre of main interest of the Client, or (iii) a jurisdiction where a substantial proportion of the Client’s assets are located

Collection Account any bank account to which HIF agrees the proceeds of Debts may be paid

Concentration Limit at any time, the maximum value of outstanding Debts of a single Customer that HIF will consider to be Eligible Debts calculated by applying the Concentration Percentage to the aggregate value of all outstanding Eligible Debts

Connected Agreement any agreement for the purchase of debts entered into between HIF and a Connected Client

Contract of Sale a contract between the Client and a Customer for the hiring and/or supply of goods and/or the provision of services

Conversion Costs bank charges incurred by HIF in collecting and/or converting into a Prepayment Currency any Debt or Remittance payable in another Prepayment Currency or a currency other than a Prepayment Currency

Covenant the covenants described at Condition 5 (Covenants)

Credit Management HIF's management of sales ledgers relating to Debts and providing related information to the Client

Credit Protected Debt a Debt designated by HIF as being subject to Credit Protection, which is not subject to any of the features detailed in Condition 11.4

Credit Protection the purchase of a Debt without Recourse subject to the Credit Protection Limit and Credit Protection Percentage

Credit Protection Limit the monetary limit set by HIF which, in relation to a Customer (being the legal person named by HIF), is the maximum aggregate value of its unpaid Debts which may be Credit Protected Debts, the value of which is the Automatic Credit Protection Limit unless otherwise changed by HIF

Credit Protection Payment a payment made pursuant to Condition 11.6

Credit Protection Percentage the percentage used by HIF to calculate a Credit Protection Payment, being the percentage specified as such in the Agreement

Current Account an account maintained by HIF in the Client's name to record dealings between the parties

Customer a person carrying on business to whom goods and/or services are or may be supplied under a Contract of Sale

Data Protection Act the Data Protection Act 1998, any Act of Parliament which comes into effect after the date of the Agreement in relation to data protection or any related subordinate legislation

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Data Protection Statement the data protection statement published by HIF from time to time

Debt any monetary claim or other obligation (including any tax, duty or interest), present, future or contingent, of any Customer under a Contract of Sale and all Associated Rights other than an Excluded Debt

Debt Records any document evidencing a Contract of Sale including (without limitation) any quotation, purchase order, invoice, sales acknowledgement, delivery note, completion certificate, books, accounts, computer and other records, any correspondence and any other documents relating to Debts that HIF may designate a Debt Record

Debt Turn is the number of days between the Relevant Day and the End Day inclusive, where:

(a)	Relevant Day is the last day of each calendar month

(b)	End Day is the day on which OD is equal to ND

(c)	OD is the aggregate value of all Notified Debts outstanding on the Relevant Day

(d)	ND is the aggregate value of Notified Debts net of Dilutions Notified on days which immediately precede the Relevant Day

Delivered (a) in relation to goods, unless otherwise specified by HIF in writing, either (i) dispatched in the United Kingdom, Ireland, the Isle of Man or the Channel Islands (Local Territory) to the order of a Customer located in a Local Territory, or (ii) received by the Customer, and (b) in relation to services, the provision of the services has completed

Dilutions (a) the value of any credit note or debit note issued to or by Customers (b) the amount of any other deduction, discount or allowance taken or claimed by Customers, and (c) the value of all claims from or defences by Customers which have arisen or may arise

Discounting Account a memorandum account for the purpose of calculating Discounting Allowances and Discounting Charges

Discounting Allowance an allowance paid by HIF to the Client which is calculated daily by applying the Base Rate less the Allowance Margin to the credit balance on a Discounting Account

Discounting Charge the charge for HIF making Prepayments to the Client which is deducted from the purchase price of Debts, and calculated daily by applying the Discounting Margin plus the Base Rate to the debit balance on a Discounting Account

Disputed Debt a Debt which is disputed by the Customer, where the dispute could affect HIF's ability to collect the Debt

Due Date the date that a Debt is due for payment as stated in an Invoice

Eligible Debt any Debt which is not a Non-Notifiable Debt or an Ineligible Debt

Euro the single currency unit of the Participating Member States

Excluded Customer a Customer (or an Associate of such Customer) listed, or whose registered office is located in a country listed, as subject to sanction by HM Treasury or the US Treasury's Office from time to time.

Excluded Debt any monetary claim or other obligation of any Excluded Customer

Existing Debt a Debt which is not a Non-Notifiable Debt and is wholly or partly unpaid at the Commencement Date

Facility Limit the maximum aggregate value of Prepayments that the Client may take from HIF at any time, being the amount specified as such in the Agreement

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Finance Document the Agreement, the Security Documents and any other agreement or ancillary documentation entered into between the Client and HIF

Finance the arrangements for the sale and purchase of debts at a discount provided under the terms of the Agreement and entitling the Client to receive Prepayments

First Loss the fixed amount of a Credit Protected Debt which is not subject to Credit Protection despite being within the Credit Protection Limit, being the amount set out in the Schedule to the Agreement

Force Majeure any event or circumstance, whether arising from natural causes, human intervention or otherwise that is beyond HIF’s control or the control of the Customer including: (a) strikes, lockouts, labour disputes, riot, civil commotion, war, fire, flood or act of god and (b) laws, acts or direction of any government, government agency or other legislative authority (including, but not limited to, any such law, act or direction prohibiting or limiting the Customer’s ability to make payment of a Debt or redenominating a Debt into another currency)

Funding Limit the monetary limit set by HIF which, in relation to a Customer (being the legal person named by HIF), is the maximum aggregate value of its unpaid Debts which may be Eligible Debts, the value of which is the Automatic Funding Limit unless otherwise specified by HIF

Future Debt a Debt which is not a Non-Notifiable Debt and is created after the Commencement Date

Guarantor any person who has given a guarantee and/or indemnity of the Liabilities and Guarantee means either of these

HSBC HSBC Holdings plc and/or its subsidiaries and/or associated companies and/or any of its or their agents

IIF Internet Invoice Finance or any other internet platform through which HIF and the Client exchange information relating to operation of facilities provided by HIF under the Agreement

Incoterms the international rules for the interpretation of trade terms of the International Chamber of Commerce in force when the relevant Contract of Sale was made

Ineligible Debt a Debt which (a) is subject to breach of any warranty or undertaking given to HIF (b) following calculation of the Concentration Limit, is in excess of the Concentration Limit (c) is in excess of a Funding Limit (d) HIF considers to be materially overdue for payment (unless a Credit Protected Debt) (e) cannot be paid by the Customer due to Force Majeure or (f) HIF deems to be ineligible for a Prepayment until HIF has received sufficient evidence that it is not subject to breach of any warranty or undertaking given to HIF, and HIF may also (i) designate any Debt in respect of interest an Ineligible Debt and (ii) save for any Debts which are Credit Protected Debts, designate all Debts of a particular customer as Ineligible Debts if HIF considers that a material proportion of that Customer's unpaid Debts are overdue for payment

Insolvency Proceedings in relation to any person (a) the exercise of any distress, execution, injunction, sequestration, attachment or other legal process against assets (b) any proposal or convening of a meeting with a view to a composition, assignment or arrangement with or the granting of a trust deed for creditors (c) the convening of a meeting for the purpose of considering or passing of any resolution for winding-up or administration (d) the service of a notice of intention to appoint or the appointment of an administrator or a receiver or manager over any assets (e) the service of a statutory demand (f) the presentation of a petition for or application for administration, winding-up or bankruptcy (g) the making of an order for winding-up or administration or the appointment of a provisional liquidator or court appointed receiver or judicial factor, or (h) the taking of steps towards or the coming into force of a statutory moratorium

Insolvent in relation to any person (a) the inability to pay debts as they fall due (b) intending or actually ceasing to trade or (c) if there are any Insolvency Proceedings

Invoice an invoice issued by the Client

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Liabilities any sum (present, contingent or future) payable by the Client in any capacity (including as a Client and as a guarantor) to HIF whether or not under the Agreement and any losses, damages, costs and expenses (including legal expenses on a full indemnity basis) incurred by HIF

Limit any limit, percentage, value or threshold referred to in a Finance Document

LLP a limited liability partnership under the Limited Liability Partnership Act 2000

Month a period starting on one day in a calendar month and ending on the day before the numerically corresponding day in the next calendar month, except that (a) if the day before the numerically corresponding day is not a working day, that period will end on the next working day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding working day; and (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period will end on the last working day in that calendar month

Non-Notifiable Debt any Debt existing at the Commencement Date and which is more than 12 Months old, or payable by an Insolvent Customer or disputed in any way and any other Debt which (a) is payable by an Associate (b) is due by a Customer to whom the Client is or may be indebted (c) relates to tooling which remains under the Client's control (d) is payable in cash or relates to a proforma sale (e) is payable by a Customer located in or operating from a country which is not an Approved Country or (f) relates to goods supplied direct to a customer of a Customer where the Customer is located other than in a Local Territory (excluding Ireland) or (g) relates to goods supplied on (i) approval or (ii) sale or return or (iii) constructive delivery or (iv) consignment or, in each case, similar terms, or any other Debt HIF may specify

Notification, Notified and Notify the method by which the Client advises HIF of the creation of Debts and Dilutions, being in the form and by the method as HIF may from time to time require

Participating Member State any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union as at the date of this Agreement

Prepayment an advance payment by HIF to the Client on account of the purchase price of a Debt not exceeding the Prepayment Percentage of its Notified value

Recourse HIF's right to require the Client to repurchase a Debt or Debts

Remittance cash, cheques, bills of exchange, negotiable and non-negotiable instruments, letters of credit, orders, drafts, promissory notes, electronic payments and any other form of payment received by HIF, the Client or any agent or representative of a Client in payment of a Debt, including monies recovered under any credit insurance policy, a refund of the VAT element of the Debt or a dividend payable in respect of the Debt

Repurchase Price in relation to an unpaid Debt, the value of the Debt remaining unpaid when HIF exercises Recourse and, in relation to all unpaid Debts, the debit balance on all Discounting Accounts plus Liabilities

Retention an amount equal to the aggregate value of (a) outstanding Notified Debts which exceed the Prepayment Percentage of the Notified value of the Debts (b) the Notified value of outstanding Ineligible Debts (c) Liabilities and (d) the value of all claims from or defences by Customers which have arisen or may arise

Returned Goods goods which relate to an outstanding Notified Debt and which have been returned to the Client's possession

Scottish Debts (a) a Debt arising under a Contract of Sale governed by Scots law and/or (b) an Invoice addressed to a Customer in Scotland

Security Documents any Guarantee or Security Interest in favour of HIF

Security Interest any mortgage, charge, trust, option, security assignment, assignation in security, pledge, hypothecation, lien, retention of title, set-off right, tracing right or any other security interest in favour of any person

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Senior Management any director of a Client where the Client is a company, partner of a Client which is a partnership, member of a Client which is an LLP and other person involved in the operation of the Agreement or the management or direction of the Client

Spot Rate of Exchange on any day, the Bank rate or rates used by HIF for the exchange of one currency to another currency

Tangible Net Worth the aggregate value of the Client's issued share capital, retained profits (after tax) and reserves less intangible assets, as shown in the Client's annual audited accounts or other such financial information that HIF agrees in writing to accept as evidence of the Client's tangible net worth

Termination Date the date on which the Agreement is validly terminated

Termination Event any event listed as a Termination Event in Condition 18 (Termination Events)

Testing Day the testing day for the particular Covenant specified in the Agreement

Unprotected Debt a Debt which is not the subject of Credit Protection

User Guide means any user or operational guide published by HIF from time to time

VAT Bad Debt Scheme at any time, the HM Revenue & Customs scheme and procedures, which enable suppliers of goods and services to reclaim the VAT element of debts which become bad or doubtful

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